Exhibit 16.1

October 11, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Greenrose Acquisition Corp. under Item 4.01 of its Form 8-K/A (Amendment No.1) dated October 11, 2021. We agree with the statements concerning our Firm in such Form 8-K/A (Amendment No.1); we are not in a position to agree or disagree with other statements of Greenrose Acquisition Corp. contained therein.

Very truly yours,

Marcum LLP